Exhibit 10.1

TECHNOLOGY TRANSFER AGREEMENT

BETWEEN

FREEZE TAG, INC. AND __________________

DATED AS OF 22 JUNE 2011

This TECHNOLOGY TRANSFER AGREEMENT (this “Agreement”), dated as of June 22, 2011 (the “Closing Date”), between __________________(“DEVELOPER”), and FREEZE TAG, INC. (“Freeze Tag”), a Delaware corporation.

WHEREAS, DEVELOPER desires to sell, transfer, assign, convey and deliver to Freeze Tag, and Freeze Tag desires to purchase and receive from DEVELOPER certain intellectual property including but not limited to software owned and/or developed by DEVELOPER wherein Freeze Tag shall acquire from DEVELOPER all intellectual property rights granted thereunder; and

WHEREAS, the Parties each agree to certain capitalized terms used in this Agreement which shall have the meanings assigned to such terms as set forth in Section 7.02(a) of this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS

Section 1.01           Purchase and Sale At the Closing, DEVELOPER shall, on the terms and subject to the conditions of this Agreement, sell, assign, transfer, convey and otherwise deliver to Freeze Tag, and Freeze Tag shall purchase from DEVELOPER and its Affiliates, all of the right, title and interest in, the Acquired Assets, as defined in Section 1.02, for the following consideration:  (a) Thirty Six Thousand Dollars ($36,000 USD) payable in 24 installments, as defined in Section 1.04, and (b) Ninety-six Thousand (96,000) shares of Freeze Tag (FRZT) stock payable in 8 installments, as defined in Section 1.04.  The purchase and sale of the Acquired Assets is referred to in this Agreement collectively as the “Acquisition”.

Section 1.02           Transfer of Assets

(a)           The term “Acquired Assets” means all right, title, and interest in, to and under those certain assets set forth below:

(i)             the Intellectual Property as set forth in Exhibit A;

(ii)            all the rights owned or controlled by DEVELOPER related exclusively to the Intellectual Property, not including any and all claims (legal or equitable), counterclaims, credits, causes of action, choices in action, rights of recovery, rights of set off, guarantees, warranties, indemnities and similar rights (whether existing before or after the Closing Date);

(b)           Freeze Tag acknowledges and agrees that by acquiring the Acquired Assets it is not acquiring any rights, title or interest in, to or under, and the Acquired Assets shall not include, any of the following (the “Excluded Assets”):

(i)             any and all cash and cash equivalents of DEVELOPER;

(ii)            any and all DEVELOPER Names and any and all logos, variations or derivatives thereof other than those expressly specified in Exhibit A;

(iii)           any and all Retained Information;

(iv)          any and all intellectual property or intellectual property rights other than the Intellectual Property; and

(vii)         any and all rights, claims and credits of DEVELOPER or any of its Affiliates relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of DEVELOPER or any of its Affiliates relating to any Excluded Asset or any Excluded Liability.

(c)           Freeze Tag shall acquire the Acquired Assets free and clear of all encumbrances.

(d)           This agreement in no way impacts the current agreement for programming services between Freeze Tag and Developer, in which Developer is paid monthly fees for engineering / game programming services (and bonuses from time to time for specific games). This agreement to purchase the Acquired Assets (including the rights to the technology framework) is “separate and apart” from that development services agreement.

(e)           Any future design or development work on the Acquired Assets by DEVELOPER shall remain the property of Freeze Tag.

Section 1.03           Assumed Liabilities Freeze Tag shall assume no liabilities in the acquisition of the Acquired Assets.

Section 1.04           Closing; Closing Deliveries

(a)           The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date

(b)           At the Closing, DEVELOPER shall deliver or cause to be delivered to Freeze Tag the following:

(i)             the Acquired Assets in such mutually agreeable format as reasonably requested; and

(ii)            Copies of all files and records relating to the Acquired Assets; and

(iii)           the names and email addresses of any other developers that may be currently using the Acquired Assets.

(c)           At the Closing, DEVELOPER shall remove or cause to be removed the following:

(i)             all references to the Acquired Assets on DEVELOPER web site

(d)           At the Closing, Freeze Tag shall deliver to DEVELOPER the following:

(i)             cash in the amount of Thirty Six Thousand Dollars ($36,000), payable by wire transfer (to a bank account designated by DEVELOPER) in Twenty-Four installments of $1,500 USD per installment;

(ii)           Ninety Six Thousand (96,000) shares of Freeze Tag (FRZT) stock payable in Eight (8) installments (1 per quarter for eight quarters) of Twelve Thousand (12,000) shares.  The shares will be delivered to DEVELOPER on the last day of the month for that quarter.  The first installment will be delivered effective September 30, 2011.  Developer must abide by US government (SEC) rules in terms of holding onto shares before they can be sold for a certain period of time. Also, Developer will be subject to US government (Internal Revenue Service) rules for taxation.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF DEVELOPER

DEVELOPER represents and warrants to Freeze Tag as follows:

Section 2.01           Organization DEVELOPER is duly organized, validly existing and in good standing under the laws of the Country of Portugal.

Section 2.02           Authority; Execution and Delivery; Enforceability DEVELOPER has the requisite corporate power and authority to execute and deliver this Agreement on its own behalf and on behalf of its Affiliates, and to perform all of its and its Affiliates’ respective obligations hereunder.  The execution and delivery of this Agreement and the performance by DEVELOPER of its and its Affiliates’ respective obligations hereunder have been authorized by all requisite corporate action on its and its Affiliates’ parts.  This Agreement has been validly executed and delivered by DEVELOPER.  Assuming that this Agreement has been duly authorized, executed and delivered by Freeze Tag, this Agreement constitutes a valid and binding obligation of DEVELOPER and its Affiliates, enforceable against DEVELOPER and each such Affiliate in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and general principles of equity; and (b) laws limiting the availability of specific performance, injunctive relief or other equitable remedies.

Section 2.03           Consents and Approvals; No Violations DEVELOPER represents and warrants that neither the execution and delivery of this Agreement by DEVELOPER, the performance by DEVELOPER of its obligations hereunder nor the transfer of Acquired Assets:

(i)            violates the certificate of incorporation, by-laws or other organizational documents of DEVELOPER;

(ii)           conflicts in any respect with or results in a violation or breach of, or constitutes a default under, any of the Contracts or any contract, agreement, guaranty, financing or loan document, or instrument to which DEVELOPER is a party or by which DEVELOPER or any Acquired Asset is bound, or results in the creation or imposition of any Lien upon any Acquired Asset;

(iii)          conflicts or violates with any existing law (including common law), statute, rule, regulation, ordinance, judgment, order or decree (each, a “Law”) applicable to DEVELOPER or the Acquired Assets; or

(iv)          materially impairs DEVELOPER’ ability to consummate the transactions contemplated hereby or materially delays the consummation of the transactions contemplated hereby.

(b)           DEVELOPER represents and warrants that no filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the assignment by DEVELOPER of the Acquired Assets to Freeze Tag.

(c)           DEVELOPER represents and warrants that the Intellectual Property and Acquired Assets specified in Exhibit A are being transferred exclusively to Freeze Tag, and DEVELOPER further agrees that it will not sell or otherwise distribute the same to any entities.  DEVELOPER shall not be entitled to use the Intellectual Property or Acquired Assets in any way (other than for Freeze Tag products).

Section 2.04           Title to Assets As of the Effective Date of this Agreement, DEVELOPER and/or its Affiliates have good and valid title to all of the Acquired Assets, in each case, free and clear of all Liens and DEVELOPER and/or its Affiliates are the sole legal and beneficial owner of the Acquired Assets and have the right to sell them to Freeze Tag in accordance with this Agreement.

(b)            DEVELOPER and/or its Affiliates have the sole and exclusive right to enforce, license or transfer, without payment to any Third Party, each item of Intellectual Property.

(c)            DEVELOPER does not have in effect, and after the Effective Date shall not enter into, any oral or written agreement or arrangement that would be inconsistent with the terms of this Agreement.

Section 2.05           Intellectual Property Rights

(a)            DEVELOPER has the full right, power, and authority to assign all of the right, title, and interest in the Intellectual Property set forth in this Agreement.

(b)           As of the Effective Date, there exists no claim and DEVELOPER knows of no claim brought or threatened by any third party that the practice of the Intellectual Property infringes any issued patents owned or possessed by any third party.

(c)            Except as set forth herein, DEVELOPER has not granted any option, license or right to use any of the Intellectual Property to a third party, and no third party has any right, title, or interest in or to any of the Intellectual Property.

(d)            No claim, judgment, or settlement has been made against DEVELOPER arising from the Acquired Assets as of the Effective Date of this Agreement, and to the best of DEVELOPER’s knowledge, no such claim, judgment, or settlement is pending or threatened as of the Effective Date.

Section 2.06           Material Facts Neither this Agreement nor any written statement or certificate furnished in connection herewith or any of the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact that is necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they are made, not misleading.  There are no facts that affect, or in the future might reasonably be expected to affect, adversely the Acquired Assets in any material respect that is not set forth in this Agreement.

Section 2.07           Disclaimer

Except as expressly set forth in this Section 2, the Acquired Assets assigned by DEVELOPER pursuant to this Agreement are provided “AS IS” without any warranty, express, implied or statutory and DEVELOPER expressly disclaims any warranty of title, non-infringement, fitness for a particular purpose or merchantability with respect to any Acquired Asset assigned or delivered pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF FREEZE TAG

Freeze Tag represents and warrants to DEVELOPER as follows:

Section 3.01           Organization Freeze Tag is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Freeze Tag has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

Section 3.02           Authority; Execution and Delivery; Enforceability Freeze Tag has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the performance by Freeze Tag of its obligations hereunder have been authorized by all requisite corporate action on the part of Freeze Tag.  This Agreement has been validly executed and delivered by Freeze Tag.  Assuming that this Agreement has been duly authorized, executed and delivered by DEVELOPER, this Agreement constitutes a valid and binding obligation of Freeze Tag, enforceable against Freeze Tag in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 3.03           Consents and Approvals; No Violations None of the execution and delivery of this Agreement by Freeze Tag, the performance by Freeze Tag of its obligations hereunder or the consummation of the Acquisition:

(i)            violates the memorandum of association or other organizational documents of Freeze Tag

(ii)           conflicts in any respect with or results in a violation or breach of, or constitutes a default under, any material contract, agreement or instrument to which Freeze Tag is a party or by which Freeze Tag or any of its properties or assets are bound;

(iii)          conflicts or violates with any existing Law applicable to Freeze Tag;  or

(iv)          materially impairs Freeze Tag’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby (a “Freeze Tag Material Adverse Effect”).

(b)           No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Freeze Tag of the transactions contemplated by this Agreement.

Section 3.04           Brokers or Finders Freeze Tag has not retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

Section 3.05           No Proceedings Except as would not reasonably be expected to have a Freeze Tag Material Adverse Effect, there is no Proceeding pending or, to the knowledge of Freeze Tag, threatened against Freeze Tag which would reasonably be expected to affect Freeze Tag’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE IV.

COVENANTS

Section 4.01           Property Transfer Taxes Except as otherwise provided herein, any fees, charges, Taxes or other payments required to be made to any Governmental Entity in connection with the transfer of the Acquired Assets pursuant to the terms of this Agreement (collectively, “Transfer Taxes”) shall be paid by DEVELOPER.  DEVELOPER and Freeze Tag shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required with respect to any Taxes payable in connection with the transfer of the Acquired Assets.

Section 4.02           Further Assurances; Etc. Each Party shall, from time to time after the Closing and without additional consideration, execute and deliver such further instruments and take such other commercially reasonable action as may be reasonably requested by the other Party to make effective the transactions contemplated by this Agreement.

(b)           Except as otherwise expressly set forth in this Agreement, from and after the Closing Date, neither DEVELOPER nor any of its Affiliates shall make any use of the Acquired Assets and shall hold them on trust for Freeze Tag.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect, DEVELOPER shall take no action to disparage or diminish the value of the Acquired Assets.

Section 4.03           No Use of DEVELOPER Names Except for the tradenames included in Exhibit A as part of the Acquired Assets, Freeze Tag shall not use any signs or stationery, purchase order forms, packaging, labeling or other similar items or supplies, advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the “Supplies”) that include or contain any trademark, trade names, service mark or corporate or business names of DEVELOPER or its Affiliates (or any logo, variation or derivative thereof) (collectively, “DEVELOPER Names”).  Nothing in this Section 4.03 shall be deemed as transferring any rights in, to or under the DEVELOPER Names.

Section 4.04           Bulk Transfer Laws DEVELOPER shall indemnify Freeze Tag against any non compliance by DEVELOPER and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Freeze Tag.  DEVELOPER shall indemnify Freeze Tag for any tax liability that results from any such non-compliance.

Section 4.05           Post-Closing Cooperation Freeze Tag and DEVELOPER shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, after the Closing Date, to ensure the orderly transition of the Acquired Assets from DEVELOPER to Freeze Tag.

(b)           Neither Party shall be required by this Section 4.05 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

ARTICLE V.

SURVIVAL AND INDEMNIFICATION

Section 5.01           Survival All representations, warranties, obligations and associated rights under this agreement shall survive the consummation of the transaction contemplated hereby.

Section 5.02           Indemnification by Freeze Tag Freeze Tag agrees to indemnify and hold harmless DEVELOPER, its Affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns (each, a “DEVELOPER Indemnified Party”) against any and all claims, damages, costs, or losses, including without limitation reasonable attorneys’ fees (“Losses”) arising out of or related to (a) a breach of any representation, warranty, covenant or agreement of Freeze Tag in this Agreement.

(b)  Indemnification by DEVELOPER DEVELOPER agrees to indemnify and hold harmless Freeze Tag, its Affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns (each, a “Freeze Tag Indemnified Party”) against any and all claims, damages, costs, or losses, including without limitation reasonable attorneys’ fees (“Losses”) arising out of or related to (a) a breach of any representation, warranty, covenant or agreement of DEVELOPER in this Agreement or (b) any prior obligations.

Section 5.03           Indemnification Process In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.  In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or the ability of Freeze Tag to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand with the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 5.04 and the records of each shall be available to the other with respect to such defense.

ARTICLE VI.

LIMITATION OF LIABILITY

Section 6.01           Disclaimer of Consequential Damages.  NEITHER PARTY WILL BE LIABLE FOR ANY LOSS, INDIRECT, SPECIAL, CONSEQUENTIAL or INCIDENTAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF FORM OR THEORY OF LAW OR OTHERWISE EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY.

Section 6.02            DEVELOPER’s total cumulative liability to Freeze Tag shall not exceed the total amount of the Purchase Price paid to DEVELOPER.

ARTICLE VII.

MISCELLANEOUS

Section 7.01           Notices Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered post, nationally recognized overnight courier or confirmed facsimile transmission to a Party (followed by hard copy by mail) or delivered in person to a Party at the address or facsimile number set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

(a)           if to DEVELOPER, to:                                       __________________

(b)           if to Freeze Tag, to:                                           Freeze Tag Incorporated

228 W. Main St., 2nd Floor
Tustin, CA 92780
Attention: Craig Holland
Fax Number: (714) 210-3851

Any such notice or other document shall be deemed to have been received by the addressee three (3) Business Days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery thereof.

Section 7.02           Definitions; Interpretation For purposes of this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. A Person shall be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever, provided, however, that for purposes of this Agreement, the term “Affiliate” shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the Board of Directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) any other day on which commercial banks in New York City are authorized or required by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Governmental Entity” shall mean any federal, state, local or non-United States government, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality or any United States or non-United States court of competent jurisdiction.

“Intellectual Property” shall mean the copyrightable works, products, discoveries, developments, designs, improvements, inventions, concepts, processes, techniques, know how, audiovisual elements, content and computer code (including all Source Code & Materials) (whether or not patentable, and whether or not at a commercial stage, or registerable under copyright or similar statutes) which are authored, made, conceived in conjuction with the technology set forth on Exhibit A hereto relating to the Patents.

“Intellectual Property Rights” means all forms of intellectual property and proprietary rights recognized by U.S. laws and other applicable foreign and international laws, treaties and conventions in intellectual property such as know-how, inventions, patents, patent rights, and registrations and applications, renewals, continuations and extensions thereof, works of authorship and art, copyrightable materials and copyrights (including, but not limited to, titles, computer code, designs, themes, objects, buildings and architecture, automobiles, characters, character names, stories, dialog, catch phrases, locations, game play, rules, concepts, artwork, animation, sounds, musical compositions, graphics and visual elements, audio-visual effects and methods of operation, and any related documentation), copyright registrations and applications, renewals and extensions therefor, mask works, industrial rights, trademarks, service marks, service names, trade names, logos, product names, trademark registrations and applications, renewals and extensions therefor, trade secrets, rights in trade dress and packaging, publicity, personality and privacy rights, rights of attribution, paternity, integrity and other similarly afforded “moral” rights; and all rights to sue for and remedies against past, present and future infringements or misappropriations of the foregoing.

“Knowledge of DEVELOPER” shall mean the actual knowledge of the executive officers of the Company after due inquiry.  The term “due inquiry” shall mean such inquiry by the applicable person as such person would normally be reasonably expected to make in the ordinary course of his or her regular and usual duties as an owner, director, officer of key employee of a corporation.

“Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis.

“Lien” shall mean any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Material Adverse Effect” shall mean a material and adverse effect on any Acquired Asset, the Parties’ ability to consummate the Acquisition or Freeze Tag’s use of the Acquired Assets following the Acquisition.

“Party” shall mean DEVELOPER or Freeze Tag and, when used in the plural, shall mean DEVELOPER and Freeze Tag and in the case of DEVELOPER shall include its Affiliates

“Patents” shall mean all U.S. and foreign patents and patent applications (provisionals and non-provisional), and all additions, divisions, continuations, continuations-in-part, substitutions, reissues, extensions, registrations, renewals, reexaminations and Letters Patent.

“Person” shall mean any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

“Retained Information” shall mean those books and records prepared and maintained by DEVELOPER and all Tax records.

“Tax Return” shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the Acquired Assets.

“Taxes” shall mean any and all taxes, charges, fees, tariffs, imports, required deposits, levies or other like assessments, including, but not limited to, transfer, income, profits, net worth, asset, value added transactions, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, social security, capital stock and franchise taxes, imposed by any Governmental Entity.

“Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

“Trademarks” shall mean any trademark or tradename registered or unregistered as expressly set forth in Exhibit A, if any.

(b)           In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(c)           The definitions of the terms used in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any reference to dollars shall mean United States dollars.  In this Agreement, the words “include”,  “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, in this Agreement (i) any definition of or reference to any agreement, instrument or other document in this Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference in this Agreement to any Person shall be construed to include the Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references in this Agreement to Articles, Sections, Exhibits shall be construed to refer to Articles, Sections, and Exhibits of this Agreement.

Section 7.03           Descriptive Headings The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.04           Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other Party.

Section 7.05           Entire Agreement This Agreement, along with the Exhibits hereto and thereto contain the entire agreement and understanding between the parties hereto with respect to the Acquisition and supersede all prior agreements and understandings relating to the Acquisition.  No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants other than as specifically set forth herein and, thereupon, only to the extent provided in Section 5.01.

Section 7.06           Fees and Expenses Regardless of whether or not any of the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

Section 7.07           Governing Law This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

Section 7.08           Assignment Neither Party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent of the other Party, other than (a) to one or more Affiliates, (b) in a reverse triangular merger or (c) to a successor in connection with the transfer or sale of all or substantially all of its business relating to the subject matter of this Agreement.  Any attempted transfer or assignment in violation of this Section 7.08 shall be void; provided, that in the event of a permitted change in control, the original party’s (or its successor’s) obligations hereunder shall continue.  This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

Section 7.09           Amendments and Waivers This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.  By an instrument in writing, Freeze Tag, on the one hand, or DEVELOPER, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

Section 7.10           Successors and Assigns This Agreement shall be binding upon and inure solely to the benefit of the Parties, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Third Party any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11           Severability In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein or therein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto and thereto shall be enforceable to the fullest extent permitted by law.

Section 7.12           Consent to Jurisdiction Each of Freeze Tag and DEVELOPER irrevocably submits to the jurisdiction of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of Freeze Tag and DEVELOPER agrees to commence any such action, suit or proceeding in the State or Federal Courts in the Southern District of California.  Each of Freeze Tag and DEVELOPER irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.13           Waiver of Jury Trial Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each Party hereto:

(a)           certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver; and

(b)           acknowledges that it and the other Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.13.

Section 7.14           Non-waiver Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

Section 7.15           Costs.  Each Party agrees to indemnify and keep indemnified the Other Party against any and all legal costs and/or expenses incurred by the Other Party as a result of any breach of this Agreement by the indemnifying Party.

Section 7.16           Equitable Relief.  Each Party agrees that on any breach of this Agreement by it, the Other Party shall be entitled to any appropriate injunctive and/or other equitable relief in relation to such breach.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

By:	/s/Unreadable
Name:
Title:

Freeze Tag, Inc.

By:	/s/ Craig Holland
Name: Craig Holland
Title: CEO

EXHIBIT A

LIST OF INTELLECTUAL PROPERTY

Summary of IP:  __________________ Game Engine:  A Python Based Casual 2D Game Engine for Windows (Direct3D), Mac OS X (OpenGL), iOS (OpenGL ES) and Android.

Detailed Description:

The __________________ Engine (including source code, documentation, and other creative works) is a 2D casual game engine architected with rapid and streamlined development in mind.  It allows a developer to run the same code on Windows, Mac OS X, Linux, iOS and Android. It is based on Python, Direct3D, OpenGL and OpenGL ES technologies.

The engine handles tasks such as resource loading and management, choosing the appropriate render subsystem at runtime (D3D9, D3D8, OpenGL or OpenGL ES), render target textures, the main loop, saving and restoring game preferences (fullscreen state, music and sound volumes) and player progress, game states/screens and dialogs, UI control creation and management, event callbacks, event scheduling, light weight particle effects, distortion meshes, linear and trigonometric interpolation functions for smooth animations, bitmap fonts, sound effects and music, etc.

The engine’s main open source component is the Python programming language, which has nothing game specific built in to it.  It is a general purpose programming language.  On Windows, Mac OS X and Linux, there are two additional open source components: SDL and FFMPEG. SDL is used to setup the application window and fetching events and the purpose of using it was to avoid having to write boiler plate code for the different platforms for that purposes. SDL also provides basic graphics rendering functions, but the engine uses none of those – instead all of the rendering is done by Direct3D or OpenGL using engine specific code. The FFMPEG library is used to decode video and audio files for movies – all the data packet management and rendering is handled by the engine as well and the purpose of FFMPEG is to allow movies with the same encoding to be played on several platforms without using MOVs specifically on Mac, etc.

These two components (SDL and FFMPEG) are both open source components, and the engine is designed to be modular, so it would be fairly easy to swap SDL or FFMPEG for another cross-platform library or platform specific code without having to rewrite or restructure the engine’s core architecture.